Exhibit 99.1

         [LOGO]
                                                    Level 3 Communications, Inc.
                                                         1025 Eldorado Boulevard
                                                            Broomfield, CO 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE

Level 3 Contacts:
Media:          Josh Howell                             Investors:  Robin Grey
                720/888-2517                                        720/888-2518



                      Level 3 Reports Third Quarter Results

             Level 3 Reports Consolidated Revenue of $1.067 Billion

    Full Year 2002 Projection of $421 Million of Consolidated Adjusted EBITDA


BROOMFIELD, Colo., October 30, 2002 - Level 3 Communications, Inc. (Nasdaq:LVLT) today announced its third quarter 2002 results. Consolidated revenue increased to $1.067 billion from $750 million in the second quarter 2002, primarily due to growth in information services revenue. Consolidated EBITDA, excluding stock-based compensation expense, increased to positive $109 million from positive $76 million for the previous quarter and negative $10 million for the same period last year. Consolidated Adjusted EBITDA was $110 million for the third quarter, an increase from $102 million in the second quarter 2002.

The net loss for the quarter was $0.73 per share, or $299 million, including a $5 million extraordinary gain from debt repurchases. Excluding the gain from debt repurchases, the net loss was $304 million, or $0.74 per share versus previously announced projections of a net loss per share of $0.85.

Overview
The company's core business consists of communications and information services. The company's non-core businesses include coal mining and toll road operations. The company reports separately the financial results of the communications business, information services business and other businesses.

Communications Business Segment

           Third Quarter Communications Business Financial Highlights

-------------------------------------------------------------------------


Metric
($ in millions)                    Third Quarter Actuals    Third Quarter
                                                            Projections(1)
---------------------------------- --------------------  -----------------------
Communications GAAP Revenue         $274                     $255
---------------------------------- --------------------  -----------------------
Communications Cash Revenue         $275                     $250
---------------------------------- --------------------  -----------------------
Communications Services Revenue     $246                     $225
---------------------------------- --------------------  -----------------------
Reciprocal Compensation Revenue     $28                      $30
---------------------------------- --------------------  -----------------------
Communications Cost of Revenue      $42                      NA
---------------------------------- --------------------  -----------------------
Communications SG&A (2)             $150                     NA
---------------------------------- --------------------  -----------------------
Communications EBITDA (3)           $84                      $40
---------------------------------- --------------------  -----------------------
(1) Projections issued July 18, 2002.
(2) Excludes $2 million reversal of a previous restructuring accrual.
(3) Includes $2 million reversal of a previous restructuring accrual.


Communications GAAP Revenue and Communications Cash Revenue
Communications GAAP revenue for the third quarter was $274 million, versus $276 million for the previous quarter. Included in total communications GAAP revenue was $246 million of communication services revenue and $28 million attributable to reciprocal compensation revenue.

Communications cash revenue for the third quarter was $275 million. Communications cash revenue is defined as communications GAAP revenue plus changes in cash deferred revenue. Communications cash revenue includes upfront cash received for dark fiber and other IRU sales that are recognized as GAAP revenue over the life of the contract, generally ranging from 5 to 20 years.

Communications GAAP revenue and Communications cash revenue were greater than expected primarily as a result of $16 million in one-time termination revenue and $10 million in one-time revenue related to a settlement with XO Communications. Termination revenue is recognized when deferred revenue is accelerated as a result of customers disconnecting services or when customers make termination penalty payments to Level 3 to settle contractually committed purchase amounts that they no longer expect to meet.

"During the third quarter, we continued to see strength in our IP and Softswitch services, which was generally offset by continued weakness in the transport and colocation business," said Kevin O'Hara, president and COO of Level 3.

The company had approximately 1,600 customers at the end of the quarter, consistent with the end of the second quarter. Approximately 65 percent of the customer base currently purchases more than one Level 3 service.

The company recently announced customer agreements with Cox Communications, EarthLink, Microsoft, and REACH.

Cost of Revenue
Communications cost of revenue for the third quarter 2002 was $42 million, resulting in an 85 percent gross margin, versus 77 percent in the second quarter 2002 and 65 percent in the same period last year.

Excluding one-time revenue items which have no corresponding cost of revenue and the favorable settlement of a vendor dispute which resulted in a reversal of a previous network expense accrual, communications gross margin for the third quarter was 81 percent.

Selling, General and Administrative Expenses (SG&A)
Communications SG&A expenses were $150 million for third quarter 2002, versus $160 million for the second quarter 2002, and versus $221 million for the same period last year. SG&A expenses decreased quarter over quarter as a result of ongoing cost containment programs. The total number of employees in the communications business was approximately 2,765 at the end of the third quarter.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
EBITDA, excluding stock-based compensation expense, from the communications business was positive $84 million for the third quarter including a $2 million reversal of a previous restructuring accrual, versus positive $51 million for the previous quarter including a $3 million cash charge associated with restructuring and impairment costs, and negative $16 million for the same period last year.

Communications EBITDA margin increased to approximately 31 percent this quarter from 18 percent for the previous quarter, primarily as a result of higher one-time revenue and the company's continued focus on cost containment.

Capital Expenditures
Consolidated gross capital expenditures for property, plant and equipment were $31 million for the quarter, declining from $81 million during the second quarter. However, reported or "net" capital expenditures were negative $19 million, primarily as a result of the final payments made with respect to several large construction contracts at costs that were below previously estimated and accrued amounts. During the quarter, the company closed out contracts that resulted in net reversals of previously reported capital expenditures of $50 million. Capital expenditures for the third quarter include approximately $5 million for the information services and other businesses.

Network Highlights
At the end of the second  quarter,  Level 3 offered  services in 73 markets,  57
North American markets and 16 European markets. The company has local fiber networks in 36 markets and has constructed approximately 946,000 local fiber miles to date.

During the third quarter, the company began offering services in four additional European expansion markets: Geneva, Milan, Stockholm and Zurich.

Information Services Business Segment
Results for the information services business include the company's (i)Structure and Software Spectrum subsidiaries. As of the third quarter, the results of Corporate Software are consolidated with Software Spectrum.

Revenue
Information services revenue was $764 million for the third quarter 2002, representing a 71 percent increase over the previous quarter. This increase is a result of inclusion of a full quarter of Software Spectrum results in the third quarter as well as better than expected performance at Software Spectrum. Software Spectrum's strong performance during the third quarter was primarily due to higher than expected sales during the third quarter as a result of certain promotions offered to customers by Microsoft, which represents Software Spectrum's largest vendor.

The total number of employees in the information services business was approximately 3,350 at the end of the third quarter.

EBITDA
EBITDA, excluding stock-based compensation expense, from the information services business was positive $14 million for the third quarter including $5 million in severance and employee related costs associated with the integration of Corporate Software and Software Spectrum, compared to positive $18 million for the previous quarter and positive $4 million for the same period last year. EBITDA for the third quarter was higher than expected as a result of higher revenue.

"We are now one of the world's largest resellers of business software," said Howard Diamond, Chairman of Level 3 Information Services. "The combined companies have a global reach and a customer base that includes the majority of the Fortune 500 companies."

Other Businesses
Revenue
Revenue from the company's coal mining business and its interest in California Private Transportation Company (CPTC) was $29 million for the third quarter 2002, versus $27 million for the second quarter 2002 and $26 million for the same period last year.

EBITDA
EBITDA from the company's coal mining business and its interest in CPTC was $11 million for the third quarter compared to $7 million last quarter and $2 million for the same period last year.

Consolidated  Expenses
Stock-Based  Compensation Expense
The company recognized $37 million in non-cash expense for stock-based compensation during the quarter. The OSO Program represents the principal component of the company's stock-based compensation. This expense is accounted for in accordance with SFAS No. 123, "Accounting For Stock-Based Compensation." Level 3 expenses the value of OSOs and its other stock-based compensation over the respective vesting period.

Under Level 3's plan, OSOs are issued quarterly to employees, with the value of the options indexed to the performance of the company's common stock relative to the performance of the Standard & Poor's 500 (S&P 500) Index.

Depreciation and Amortization
Depreciation and amortization expenses for the quarter were $201 million, a 6 percent increase over the previous quarter.

Working Capital and Operating Cash Flow
During the third quarter, the company had consolidated working capital requirements of approximately $111 million. Of this amount, approximately $37 million was from the communications business and $74 million was from information services and other businesses. The information services business had higher than expected working capital requirements during the quarter as a result of higher than expected revenue and the associated normal working capital required to support that revenue, as well as slower than expected collections on accounts receivable.

"We believe the shortfall in collections during the third quarter was a result of lack of focus in this area during the integration of Software Spectrum and Corporate Software, as opposed to any issue related to the customer credit quality," said Sureel Choksi, CFO of Level 3. "We have since taken steps to ensure that we are focused on collections efforts, and as a result expect improvements in information services working capital going forward."

Operating Cash Flow, defined as Consolidated Adjusted EBITDA minus capital expenditures and working capital requirements, was negative $32 million for the quarter compared to negative $36 million last quarter. Cash Consumption from Continuing Operations, defined as Operating Cash Flow minus net cash interest expense, was $152 million during the quarter compared to $108 million last quarter.

Corporate Transactions and Business Outlook
Issuance of 9% Junior Convertible Subordinated Notes
During the third quarter, the company completed the issuance of $500 million aggregate principal amount of its 9% Junior Convertible Subordinated Notes due 2012. The purchasers were Longleaf Partners Funds, Berkshire Hathaway Inc., and Legg Mason Inc. The company plans to use the net proceeds for general corporate purposes, including potential acquisitions relating to industry consolidation opportunities, capital expenditures, and working capital.

Capital Structure
During the third quarter, Level 3 completed an amendment of its Senior Secured Credit Facility. Modifications to the credit facility include:
     o Increased flexibility for the company to pursue acquisitions for cash consideration;
     o    Removal of the two revenue-based financial covenants;
     o Modification of an Adjusted EBITDA-based covenant in accordance with the company's business plan;
     o Reduction of the $650 million, undrawn revolving credit facility by $500 million to $150 million, with restrictions on availability;
     o Maintenance of a minimum cash balance, generally equal to $525 million, of which $400 million is pledged to the banks; and
     o    Increase of 0.5% per year to the cost of borrowing.

During the third quarter, the company retired approximately $75 million face amount of debt through cashless debt for equity exchanges. The company will continue to evaluate debt reduction opportunities.

Asset Sale
As previously announced, the company has reached a non-binding letter of intent to sell its 65 percent interest in CPTC. The sale is subject to execution of definitive documentation. There can be no assurance that the company will complete the sale of its interest in CPTC.

Vice Chairman R. Douglas Bradbury To Retire at the End of 2002
The company also announced today that Vice Chairman and Executive Vice President
R. Douglas Bradbury plans to retire at the end of the year, but is expected to continue as an active member of the Board of Directors and will work with the company on certain projects.

"I'm particularly pleased that we will continue to benefit from Doug's breadth of experience and, in particular, his invaluable judgment and wisdom," said Jim Crowe, CEO of Level 3. "Doug is committed to his ongoing leadership role on the Board and with our senior management team. He will continue to make an important contribution and we look forward to continuing to work together."

Business Outlook
"We continue to see mixed signals in terms of leading indicators for the communications business," said Crowe. "On the positive side, we are experiencing lower disconnects than during the first half of the year as the credit quality of our customer base strengthens, and are pleased with the progress we are making on cost containment efforts. We are also continuing to see significant sales proposal activity. However, actual sales of recurring services during the third quarter were generally consistent with weak second quarter levels. In addition, we continue to experience protracted sales cycles and significant weakness in IRU sales. As a result of these factors, our ability to project longer term results continues to be subject to increased uncertainty."

"For the information services business, we see strong EBITDA growth and we are focused on managing associated cash flows."

Fourth Quarter and Full Year 2002 Projections
Level 3 expects consolidated revenue to be approximately $1.03 billion during the fourth quarter, including $250 million from the communications business, $750 million from information services and $30 million of other revenue.
Approximately $223 million of the communications GAAP revenue is expected to come from services revenue and the balance from reciprocal compensation. No one-time communications services revenue is projected for the fourth quarter. Excluding one-time revenue recognized during the third quarter, communications services revenue is expected to increase slightly to $223 million during the fourth quarter from $220 million during the third quarter. Communications cash revenue for the fourth quarter is expected to be $250 million.

--------------------------------------------------------------------------------

Metric                                     Fourth Quarter     Full Year 2002
($ in millions except Net Loss per Share)  Projections        Projections (1)(2)
-----------------------------------------  ---------------    ------------------
Communications GAAP Revenue                     $250               $1,078
-----------------------------------------  ---------------    ------------------
Communications Cash Revenue                     $250               $1,175
-----------------------------------------  ---------------    ------------------
Information Services Revenue                    $750               $2,041
-----------------------------------------  ---------------    ------------------

Revenue from Other Businesses                   $30                $114
-----------------------------------------  ---------------    ------------------
Consolidated GAAP Revenue                       $1,030             $3,233
-----------------------------------------  ---------------    ------------------
Consolidated EBITDA                             $85                $321
-----------------------------------------  ---------------    ------------------
Consolidated Adjusted EBITDA                    $85                $421
-----------------------------------------  ---------------    ------------------
Gross Capital Expenditures                      $45                $218
-----------------------------------------  ---------------    ------------------
Net Loss per Share                              $0.70              $2.07
-----------------------------------------  ---------------    ------------------

     (1) Full Year 2002 Projections are the sum of actual results through September 30, 2002 plus the Fourth Quarter Projections.
     (2) Full Year 2002 Consolidated EBITDA and Consolidated Adjusted EBITDA include $6 million of cash restructuring charges. $44 million of non-cash asset impairment charges during the year are excluded from Consolidated EBITDA and Consolidated Adjusted EBITDA.

The company expects Consolidated Adjusted EBITDA of $85 million for the fourth quarter and $421 million for the full year 2002, versus the previous projection of $400 million. The projected decline in Consolidated Adjusted EBITDA quarter over quarter is the result of an expected decline in one-time communications revenue during the fourth quarter. Consolidated EBITDA, excluding stock-based compensation expense, is expected to be positive $85 million for the fourth quarter, of which approximately $55 million is anticipated to be generated by the communications business, $22 million by the information services business and the balance by other businesses.

Consolidated gross capital expenditures for the fourth quarter are expected to be approximately $45 million and $218 million for the full year 2002, versus the previous projection of $275 million. The company expects the net loss for the fourth quarter to be $0.70 per share.

Consolidated working capital requirements are expected to be approximately $35 million for the fourth quarter and $339 million for the full year 2002, versus the previous projection of $225 million. The company expects to generate positive Operating Cash Flow during the fourth quarter 2002. For the full year 2002, Operating Cash Flow is expected to be negative $136 million.

"We believe that turning Operating Cash Flow positive is a significant milestone towards our objective of achieving positive free cash flow," said Choksi.

The company continues to expect total cash and marketable securities on hand plus restricted cash of $400 million pledged to the banks as part of the recent amendment to the Senior Secured Credit Facility (but excluding all other restricted cash), to be approximately $1.3 billion at the end of 2002.

Summary
"While the environment remains challenging, over the past quarter, Level 3 has enhanced its ability to take advantage of opportunities that exist in the telecommunications industry," said Crowe. "Our liquidity position, ongoing cost management effort and expectation that we will turn Operating Cash Flow positive during the fourth quarter 2002, give us confidence in the strength of our financial position. As a result of the combination of our financial stability, our industry-leading provisioning times and quality of service, we remain well positioned with our target customer base and believe we will continue to increase our market share of their transport, IP, colocation and dial-up access business needs."

Level 3 will hold its third quarter earnings conference call today at 11 a.m. eastern time. Investors and analysts who want to join the call can dial 612-332-0226, 612-332-0107 or 612-288-0318. A live broadcast of the call can also be heard on Level 3's web site at www.level3.com and an audio replay will be available through November 1 by dialing 320-365-3844, access code 648427. For additional information please call 720-888-2502.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company offers a wide range of communications services over its 20,000 mile broadband fiber optic network including Internet Protocol
(IP) services, broadband transport, colocation services, and patented Softswitch-based managed modem and voice services. Its Web address is www.Level3.com .

The company offers information  services through its wholly-owned  subsidiaries,
(i)Structure, and Software Spectrum. (i)Structure is an Application Infrastructure Provider that provides managed IT infrastructure services and enables businesses to outsource IT operations. Its Web address is www.i-structure.com. Software Spectrum is a global business-to-business software services provider specializing in enterprise software management, licensing and support. Its web address is www.softwarespectrum.com.


Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.


                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
                                   (Unaudited)


                                                           Three Months Ended                  Nine Months Ended
                                                             September 30,                        September 30,
(dollars in millions)                                     2002              2001               2002        2001

Revenue:
   Communications                                        $ 274             $ 316              $ 828      $1,029
   Information Services                                    764                30              1,291          94
   Other                                                    29                26                 84          84
                                                         ------            ------             ------      ------
    Total Revenue                                        1,067               372              2,203       1,207

Costs and Expenses:
   Cost of Revenue                                         759               146              1,389         620
   Depreciation and Amortization                           201               306                601         864
   Selling, General and Administrative                     196               236                572         754
   Stock-Based Compensation                                 37                80                154         239
   Restructuring & Impairment Charges                        3                 -                 50         111
                                                         ------            ------             ------      ------
    Total Costs and Expenses                             1,196               768              2,766       2,588
                                                         ------            ------             ------      ------

Loss from Operations                                      (129)             (396)              (563)     (1,381)

Other Loss, net                                           (175)             (111)              (312)       (350)
                                                         ------            ------             ------      ------

Loss from Continuing Operations
   before Income Taxes                                    (304)             (507)              (875)     (1,731)


Income Tax Benefit                                           -                 -                119           -
                                                         ------            ------             ------      ------
Net Loss from Continuing Operations                       (304)             (507)              (756)     (1,731)

Loss from Discontinued Operations, net                       -               (24)                 -         (66)

Extraordinary Gain on Debt Extinguishment, net               5                94                211          94
                                                         ------            ------             ------      ------

Net Loss                                                $ (299)           $ (437)            $ (545)    $(1,703)
                                                       ========           =======            =======     =======

Loss per Share:
   Basic and Diluted
    Net Loss from Continuing Operations                $ (0.74)          $ (1.35)           $ (1.89)    $ (4.67)
    Discontinued Operations, net                             -             (0.07)                 -       (0.18)
    Extraordinary Gain on Debt Extinguishment, net        0.01              0.25               0.53        0.25
                                                         ------            ------             ------      ------
    Net Loss                                           $ (0.73)          $ (1.17)           $ (1.36)    $ (4.60)
                                                       ========           =======            =======     =======

Weighted Average Shares Outstanding
   (in thousands):
   Basic and Diluted                                   410,898           375,638            400,371     370,582
                                                       ========          ========           ========    ========


                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                     Consolidated Condensed Balance Sheets
                                  (unaudited)

                                                                           September 30,       June 30,
(dollars in millions)                                                          2002             2002
--------------------------------------------------------------------------------------------------------------

Assets

Current Assets
    Cash and cash equivalents                                                $ 963           $ 1,051
    Restricted securities                                                      541               146
    Accounts receivable, less allowances of $37 and $45, respectively          443               696
    Other                                                                      121               195
                                                                              ----              ----
Total Current Assets                                                         2,068             2,088

Property, Plant and Equipment, net                                           6,360             6,592

Intangibles and Goodwill                                                       375               377

Other Assets, net                                                              291               287
                                                                              ----              ----
                                                                           $ 9,094           $ 9,344
                                                                           =======           =======


Liabilities and Stockholders' Deficit

Current Liabilities:
    Accounts payable                                                         $ 560             $ 944
    Current portion of long-term debt                                           12                10
    Accrued payroll and employee benefits                                      173               184
    Accrued interest                                                            74                83
    Deferred revenue                                                           158               240
    Other                                                                      234               230
                                                                              ----              ----
Total Current Liabilities                                                    1,211             1,691

Long-Term Debt, less current portion                                         6,385             5,939

Deferred Revenue                                                             1,291             1,349

Accrued Reclamation Costs                                                       92                91

Other Liabilities                                                              369               352

Stockholders' Deficit                                                         (254)              (78)
                                                                              ----              ----
                                                                           $ 9,094           $ 9,344
                                                                           =======           =======

           Executive Officer Intended Transfers of Company Securities

The company has a policy that generally requires the members of its board of directors and members of senior management that are "executive officers" for purposes of the SEC's Section 16 rules to pre-announce their intention to make transfers of the company's securities in the permitted period following each earnings release, which policy the company reviews at least annually. In addition, this policy applies only to an intent to transfer shares not previously announced, and does not apply to certain transfers for estate planning purposes.

The following schedule shows the individuals that have expressed a current intent to transfer, during the period, the maximum number of shares they propose to transfer and the percentage of their holdings that the intended transfer amount represents.

None of the individuals are required to dispose of shares and the listed individuals may choose to sell fewer, or none, of the shares described, but will not, when combined with shares previously preannounced but not yet transferred, sell more during the period. An individual's ultimate decision to transfer shares of common stock will be made in compliance with applicable federal securities laws.

Name and Title                               No. of Shares         Percentage(1)
R. Douglas Bradbury                             100,000                   2%
    Vice Chairman
Kevin J. O'Hara
    President, Chief Operating                  600,000(2)               18%
    Officer and Director
Thomas C. Stortz
    Group Vice President, General               100,000                   9%
     Counsel and Secretary
John F. Waters, Jr.
    Group Vice President, Chief
    Technology Officer                          100,000                  10%

     (1) The number of shares indicated represents the percentage of the individual's: (a) total shares of the Company's common stock held plus
          (b) all other shares of common stock that may be acquired in the future through the exercise of vested or unvested options, including outperform stock options. For purposes of this calculation, each option, vested or unvested, was considered to be a single share of common stock.

     (2) Mr. O'Hara currently intends to use the net proceeds of his sale of shares of common stock to repay the outstanding principal amount and accrued interest on his previously disclosed personal loan from the Company.

The Sarbanes-Oxley Act of 2002 and the related changes to Securities and Exchange Commission's rules now require insiders to report most transactions in the issuer's securities on Form 4 within 2 business days of the transaction. In light of the requirement for accelerated reporting of insider transactions contained in Sarbanes-Oxley and the Securities and Exchange Commission's revised rules, at its November 2002 regularly scheduled meeting, the Board of

Directors  of the Company  will  consider a proposal  to conform  the  Company's
securities  sale   announcement   policy  to  the  requirement  for  accelerated
reporting.

If the Board approves this proposal, the Company will no longer report "Executive Officer's Intended Transfer of Company Securities" as part of its quarterly or annual earnings releases, and the officers will disclose reportable transactions in the Company's securities in a manner that is consistent with then current reporting requirements. The Company will disclose any action taken by the Board at its November 2002 meeting on a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.